John Hancock(R)
                                                                    P.O. Box 717
           Variable Life Insurance Company                    John Hancock Place
                                                     Boston, Massachusetts 02117
                                                               [(800) -521-1234]

      INSURED   [JOHN DOE]              TOTAL SUM INSURED AT ISSUE  [$500,000]

POLICY NUMBER   [PXVUL 1000001]                 DATE OF ISSUE  [JANUARY 1, 2004]

DEATH BENEFIT   [Option A]

         PLAN   [Performance Executive Variable Universal Life]

                  INDIVIDUAL VARIABLE UNIVERSAL LIFE INSURANCE

The John Hancock Variable Life Insurance Company ("the Company") agrees, subject to the conditions and provisions of this policy, to pay the Death Benefit to the Beneficiary upon the death of the Insured if such death occurs while the policy is in force, and to provide the other benefits, rights, and privileges of the policy. The Death Benefit (see Section 5) will be payable, subject to the "Deferral of Determinations and Payments" provision, on receipt at the Servicing Office of the Company of due proof of the Insured's death.

The policy, which includes the application and any Riders that are a part of the policy on delivery, is issued in consideration of the application and payment of the Minimum Initial Premium as shown on page 3.

The Policy Specifications and the conditions and provisions on this and the following pages are part of the policy.

THE POLICY IS A LEGAL CONTRACT BETWEEN THE OWNER AND THE COMPANY. READ YOUR POLICY CAREFULLY.

Signed for the Company at Boston, Massachusetts:


    SPECIMEN                                          SPECIMEN
--------------------------------------------------------------------------------
PRESIDENT                                       SECRETARY

Flexible Premium Variable Universal Life Insurance policy
Death Benefit payable at death of Insured
Not eligible for dividends
Benefits, premiums, and the Premium Class are shown in Section 1.

TO THE EXTENT ANY BENEFIT, PAYMENT, OR VALUE UNDER THIS POLICY (INCLUDING THE ACCOUNT VALUE) IS BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, SUCH BENEFIT, PAYMENT OR VALUE MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT AND IS NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.

10 DAY RIGHT OF EXAMINATION - THIS POLICY MAY BE RETURNED BY DELIVERING OR MAILING IT WITHIN 10 DAYS AFTER ITS RECEIPT, TO THE COMPANY AT ITS SERVICING OFFICE AS SHOWN ON THE BACK COVER, OR TO THE AGENT OR AGENCY OFFICE THROUGH WHICH IT WAS DELIVERED. THE RIGHT OF EXAMINATION IS 20 DAYS IF REPLACEMENT IS INVOLVED. IMMEDIATELY ON SUCH DELIVERY OR MAILING, THE POLICY SHALL BE DEEMED VOID FROM THE BEGINNING. ANY PREMIUM RECEIVED ON IT WILL THEN BE REFUNDED.

                         POLICY PROVISIONS

       SECTION

    1. Policy Specifications
    2. Table of Rates
    3. Definitions
    4. Sum Insured
    5. Death Benefit
    6. Changes At and After Age 100 Adjustment Date
    7. Payments
    8. Grace Period
    9. Account Value
   10. Loans
   11. Surrenders and Withdrawals
   12. Basis of Computations
   13. Separate Account and Fixed Account
   14. Allocation To Subaccounts
   15. Investment Policy Change
   16. Reports To Owner
   17. Reinstatement
   18. Owner and Beneficiary
   19. Interest On Proceeds
   20. Deferral Of Determinations And Payments
   21. Claims Of Creditors
   22. Assignment
   23. Incontestability
   24. Misstatements
   25. Suicide Exclusion
   26. The Contract
   27. Settlement Provisions

--------------------------------------------------------------------------------
1. POLICY SPECIFICATIONS
--------------------------------------------------------------------------------

                        INSURED  [JOHN DOE]
                      ISSUE AGE      [35]
                            SEX     [MALE]
                  PREMIUM CLASS  [Standard] [NonTobacco]
             OWNER, BENEFICIARY  As designated in the application subject to
                                 Section 18 of the policy
  DEATH BENEFIT OPTION AT ISSUE  [Option A]
   DEFINITION OF LIFE INSURANCE  [Cash Value
                        ELECTED  Accumulation Test]

                          PLAN   [Performance Executive Variable Universal Life]

                  POLICY NUMBER  [PXVUL 1000001]

                  DATE OF ISSUE  [January 1, 2004]

                                             SUM INSURED

                                      Basic Sum Insured at Issue     $[500,000]

                                  Additional Sum Insured at Issue[*]
       [* Includes any additional amount elected on the application] $[      0]
                                                                     -----------
                                         Total Sum Insured at Issue  $[500,000]
                                          MINIMUM TOTAL SUM INSURED   [$50,000]
                                          MINIMUM BASIC SUM INSURED   [$50,000]

                        OTHER BENEFITS AND SPECIFICATIONS
                        ---------------------------------
                  [As hereinafter described in this Section 1]

      [Disability Waiver of Charges Benefit Rider]    [See Rider Information,
                                                       Section 1]
   [Disability Payment of Specified Premium Rider]    [See Rider Information,
                                                       Section 1]

                                                   PREMIUMS
                                                   --------
                          PLANNED PREMIUM      $[20,275 per year for all years]
                  MINIMUM INITIAL PREMIUM      $[2536.88]

                         BILLING INTERVAL       [Annual]

NOTICE: The actual premiums paid will affect the Account Value, the duration of insurance coverage, and the amount of Death Benefit as described in Section 5. EVEN IF THE PLANNED PREMIUMS SHOWN ABOVE ARE PAID AS SCHEDULED, THEY MAY NOT BE SUFFICIENT TO CONTINUE THE POLICY IN FORCE UNTIL THE DEATH OF THE INSURED. The policy will continue in force until the death of the Insured only if on each Grace Period Testing Date the policy's Account Value, less indebtedness, is at least equal to all due and unpaid charges.

                    ***THIS PAGE INTENTIONALLY LEFT BLANK***

--------------------------------------------------------------------------------
1. POLICY SPECIFICATIONS, CONTINUED
--------------------------------------------------------------------------------

                             MAXIMUM POLICY CHARGES

DEDUCTIONS FROM PREMIUM PAYMENTS

                PREMIUM CHARGE          [10]% of premium paid in all years

MONTHLY DEDUCTIONS FROM ACCOUNT VALUE

          ADMINISTRATIVE CHARGE         $[9.00 in all Policy Years]

                   ISSUE CHARGE         $[.3383] per $1000 of Basic Sum Insured
                                        at Issue for [the first 6] Policy Years

       COST OF INSURANCE CHARGE         Determined in accordance with Section 9,
                                        and deducted for all Policy Years

        ASSET-BASED RISK CHARGE         Percentage of Separate Account assets as
                                        shown below (percentage shown is
                                        deducted monthly):

                                        Policy Years:      Up to first $25,000 of        Separate Account assets in
                                                         Separate Account assets            excess of $25,000
                                            1-5                    .067%                           .067%
                                            6-10                   .067%                           .033%
                                           11-15                   .067%                           .033%
                                        16 and later               .067%                           .033%

           WITHDRAWAL CHARGE            $[20.00] per withdrawal.

INCREASE IN BASIC SUM INSURED           Determined in accordance with Sections 2
                                        and 4

3B

--------------------------------------------------------------------------------
1. POLICY SPECIFICATIONS, CONTINUED
--------------------------------------------------------------------------------

   INSURED  [JOHN DOE]                PLAN   [Performance Executive Variable
                                             Universal Life]

                             POLICY NUMBER   [PXVUL 1000001]

                             RIDER DATE OF   [January 1, 2004]
                                     ISSUE

                                RIDER INFORMATION

------------------------------------------------------------------------------------------------------------------------
        TYPE                        DESCRIPTION OF BENEFIT                                    RIDER CHARGE

------------------------------------------------------------------------------------------------------------------------
[Disability Waiver of       Section 9 Charges are waived in event of            The Rate from the Disability Waiver of
Charges Benefit Rider       Insured's Total Disability.                         Charges Benefit Rider Rate Table in
                                                                                Section 2 applicable on the Processing
                            This Benefit is in a [Standard] Premium             Date in question times each $1 of the
                            Class.                                              total Section 9 charges (other than the
                                                                                charge for the Disability Waiver of
                                                                                Charges Benefit Rider) payable on that
                                                                                Processing Date.]
------------------------------------------------------------------------------------------------------------------------
[Disability Payment of      Specified Premium of [$1,000] is paid monthly       The Monthly Rate from the Disability
Specified Premium           into your policy in the event of Insured's Total    Payment of Specified Premium Rider Rate
Rider                       Disability.                                         Table in Section 2 applicable on the
                                                                                Processing Date in question times each
                            This Benefit is in a [Standard] Premium Class.      $1,000 of monthly Specified Premium]

------------------------------------------------------------------------------------------------------------------------

3C

--------------------------------------------------------------------------------
2. TABLE OF RATES
--------------------------------------------------------------------------------

A. RATE TABLE

                        Maximum Monthly            Maximum Monthly Rates
 Attained Age/1/  Rates per $1,000 of Basic Sum   per $1,000 of Additional     Death Benefit Factor
                            Insured             Sum Insured Net Amount of
                      Net Amount at Risk/2/                 Risk/2/
---------------------------------------------------------------------------------------------------
      35                     0.176                        0.194                      3.9726
      36                     0.187                        0.206                      3.8433
      37                     0.200                        0.220                      3.7186
      38                     0.215                        0.237                      3.5985
      39                     0.233                        0.256                      3.4829
      40                     0.252                        0.277                      3.3717
      41                     0.275                        0.333                      3.2649
      42                     0.297                        0.327                      3.1623
      43                     0.323                        0.355                      3.0636
      44                     0.350                        0.385                      2.9689
      45                     0.380                        0.418                      2.8779
      46                     0.411                        0.452                      2.7904
      47                     0.444                        0.488                      2.7064
      48                     0.480                        0.528                      2.6255
      49                     0.519                        0.571                      2.5477
      50                     0.561                        0.617                      2.4728
      51                     0.610                        0.671                      2.4008
      52                     0.666                        0.733                      2.3317
      53                     0.729                        0.802                      2.2654
      54                     0.800                        0.880                      2.2019
      55                     0.877                        0.965                      2.1412
      56                     0.960                        1.056                      2.0831
      57                     1.047                        1.152                      2.0275
      58                     1.140                        1.254                      1.9742
      59                     1.239                        1.363                      1.9230
      60                     1.350                        1.485                      1.8740
      61                     1.474                        1.621                      1.8269
      62                     1.613                        1.774                      1.7818
      63                     1.772                        1.949                      1.7387
      64                     1.949                        2.144                      1.6976
      65                     2.143                        2.357                      1.6584

1.   As defined in Section 3.

2. Maximum Monthly Rates and Minimum Values are based on the 1980 Commissioners Standard Ordinary Sex-distinct, Aggregate Mortality Table.

--------------------------------------------------------------------------------
2. TABLE OF RATES, CONTINUED
--------------------------------------------------------------------------------

A. RATE TABLE (CONT'D.)

                        Maximum Monthly               Maximum Monthly Rates per
 Attained Age/1/  Rates per $1,000 of Basic Sum        $1,000 of Additional Sum         Death Benefit Factor
                  Insured Net Amount at Risk/2/     Insured Net Amount of Risk/2/
-----------------------------------------------------------------------------------------------------------
      66                     2.351                            2.586                            1.6211
      67                     2.573                            2.830                            1.5855
      68                     2.809                            3.090                            1.5516
      69                     3.065                            3.372                            1.5191
      70                     3.354                            3.689                            1.4880
      71                     3.682                            4.050                            1.4583
      72                     4.060                            4.466                            1.4301
      73                     4.496                            4.946                            1.4033
      74                     4.984                            5.482                            1.3781
      75                     5.513                            6.064                            1.3546
      76                     6.077                            6.685                            1.3325
      77                     6.666                            7.333                            1.3117
      78                     7.276                            8.004                            1.2922
      79                     7.924                            8.716                            1.2922
      80                     8.635                            9.499                            1.2737
      81                     9.431                            10.374                           1.2560
      82                    10.339                            11.373                           1.2392
      83                    11.374                            12.511                           1.2232
      84                    12.514                            13.765                           1.2082
      85                    13.738                            15.112                           1.1942
      86                    15.022                            16.524                           1.1692
      87                    16.357                            17.993                           1.1580
      88                    17.738                            19.512                           1.1475
      89                    19.172                            21.089                           1.1374
      90                    20.678                            22.746                           1.1277
      91                    22.287                            24.516                           1.1181
      92                    24.064                            26.470                           1.1082
      93                    26.120                            28.732                           1.0979
      94                    28.813                            31.694                           1.0869
      95                    32.818                            36.100                           1.0748
      96                    39.643                            43.607                           1.0616
      97                    53.066                            58.373                           1.0476
      98                    83.333                            83.333                           1.0334
      99                    83.333                            83.333                           1.0198
     100+                    0.000                            0.000                            1.0000


1.  As defined in Section 3.

2. Maximum Monthly Rates and Minimum Values are based on the 1980 Commissioners Standard Ordinary Sex-distinct Aggregate Mortality Table.

4A

--------------------------------------------------------------------------------
2. TABLE OF RATES, CONTINUED
--------------------------------------------------------------------------------
B. CHARGE FOR INCREASE IN BASIC SUM INSURED (AS DEFINED IN SECTION 4)/1/

    Increases in Basic Sum Insured are not available after the anniversary nearest the Insured's 79/th/ birthday.

    Attained             Maximum Charge per
      Age                   $1,000/1/

--------------------------------------------
      15                     3.25
      16                     3.36
      17                     3.46
      18                     3.56
      19                     3.67
      20                     3.78
      21                     3.89
      22                     4.01
      23                     4.13
      24                     4.25
      25                     4.39
      26                     4.53
      27                     4.67
      28                     4.83
      29                     4.99
      30                     5.15
      31                     5.33
      32                     5.51
      33                     5.69
      34                     5.89
      35                     6.09
      36                     6.30
      37                     6.51
      38                     6.73
      39                     6.96
      40                     7.20
      41                     7.44
      42                     7.69
      43                     7.94
      44                     8.21
      45                     8.47
      46                     8.75
      47                     9.03
      48                     9.33
      49                     9.63
      50                     9.93
      51                     10.25
      52                     10.58
      53                     10.92
      54                     11.26
      55                     11.62

    /1/ THESE RATES ARE (I) PER $1000 OF THE AMOUNT BY WHICH BASIC SUM INSURED
        IS INCREASED AND (II) BASED ON THE INSURED'S ATTAINED AGE, SEX, AND PREMIUM CLASS ON THE PROCESSING DATE IN QUESTION.

4B

--------------------------------------------------------------------------------
2. TABLE OF RATES, CONTINUED
--------------------------------------------------------------------------------

B. CHARGE FOR INCREASE IN BASIC SUM INSURED (AS DEFINED IN SECTION 4)/1/
(cont'd.)

   Increases in Basic Sum Insured are not available after the anniversary nearest the Insured's 79th birthday.

   Attained       Maximum Charge per
     Age              $1,000/1/

-----------------------------------
      56               11.98
      57               12.35
      58               12.73
      59               13.12
      60               13.52
      61               13.94
      62               14.37
      63               14.82
      64               15.28
      65               15.75
      66               16.24
      67               16.74
      68               17.27
      69               17.82
      70               18.40
      71               19.02
      72               19.67
      73               20.37
      74               21.09
      75               21.83
      76               22.61
      77               23.42
      78               24.27
      79               25.18
      80+          Not Applicable

    /1/ THESE RATES ARE (I) PER $1000 OF THE AMOUNT BY WHICH BASIC SUM INSURED
        IS INCREASED AND (II) BASED ON THE INSURED'S ATTAINED AGE, SEX, AND PREMIUM CLASS ON THE PROCESSING DATE IN QUESTION.

4C

--------------------------------------------------------------------------------
2. TABLE OF RATES, CONTINUED
--------------------------------------------------------------------------------
C. [DISABILITY WAIVER OF CHARGES BENEFIT RIDER RATE TABLE/1/

                         ATTAINED                       RATE
                            AGE
                            35                          0.15
                            36                          0.15
                            37                          0.15
                            38                          0.15
                            39                          0.15
                            40                          0.15
                            41                          0.15
                            42                          0.15
                            43                          0.15
                            44                          0.15
                            45                          0.15
                            46                          0.16
                            47                          0.17
                            48                          0.18
                            49                          0.19
                            50                          0.20
                            51                          0.21
                            52                          0.22
                            53                          0.23
                            54                          0.24
                            55                          0.25
                            56                          0.24
                            57                          0.23
                            58                          0.22
                            59                          0.21
                            60                          0.14
                            61                          0.12
                            62                          0.10
                            63                          0.08

                            64                          0.05]

/1/ THESE RATES ARE (I) PER $1 OF SECTION 9 CHARGES (OTHER THAN THE CHARGE FOR THIS DISABILITY WAIVER OF CHARGES BENEFIT RIDER) AND (II) BASED ON ATTAINED AGE ON THE PROCESSING DATE IN QUESTION.

4D

--------------------------------------------------------------------------------
2. TABLE OF RATES, CONTINUED
--------------------------------------------------------------------------------
C. [DISABILITY PAYMENT OF SPECIFIED PREMIUM RIDER RATE TABLE]

                           AGE/1/                     MONTHLY RATE/1/

                         [35] - 64                       [30.9600]
                     65 and thereafter                   [0.0000]

/1/ THE RATE IS (I) PER $1000 OF THE AMOUNT OF THE SPECIFIED PREMIUM SHOWN IN
SECTION 1, (II) BASED ON THE INSURED'S ATTAINED AGE ON THE PROCESSING DATE IN QUESTION AND (III) USED TO DETERMINE THE MONTHLY RIDER CHARGE.

4E

--------------------------------------------------------------------------------
3. DEFINITIONS
--------------------------------------------------------------------------------
The term "ACCOUNT VALUE" is as defined in Section 9.

The term "AGE" means, on any policy anniversary, the age of the person in question at his or her birthday nearest that date (except as used in the term "Age 100 Adjustment Date").

The term "AGE 100 ADJUSTMENT DATE" means the policy anniversary nearest the Insured's 100th birthday.

The term "ANNUAL PROCESSING DATE" means every 12th Processing Date starting with the Processing Date next after the Date of Issue.

 The term "FIXED ACCOUNT" means any account established by us which accumulates at rates which we will determine and declare from time to time, but which will not be less than 3%. The assets of a Fixed Account are invested in a segment of our General Account. The General Account consists of assets owned by us other than those in separate investment accounts established by us pursuant to applicable law.

The term "FUND" means each division, with a specific investment objective, of a Series Fund.

The term "GRACE PERIOD TESTING DATE" means a Processing Date on which we make the determination described in Section 8. We will determine how often a Grace Period Testing Date will occur, but it will occur no less frequently than every 3rd Processing Date.

The term "IN FORCE" means that the policy has not lapsed in accordance with
Section 8, terminated in accordance with Section 10, or surrendered in accordance with Section 11.

The term "INDEBTEDNESS" means the unpaid balance of a policy loan, including any accrued and unpaid interest.

The term "MINIMUM INITIAL PREMIUM" means the minimum initial modal premium needed to put the policy in force and is shown in Section 1.

The term "NET PREMIUM" is as defined in Section 7.

The term "PAYMENT" means, unless otherwise stated, payment at our Servicing Office.

The term "PLANNED PREMIUM" means the premium that is selected in the application for the policy, which is intended to be paid on a regular modal basis.

The term "POLICY YEAR" means (a) or (b) below whichever is applicable:

   (a) The first Policy Year is the period beginning on the Date of Issue and ending on the Valuation Date immediately preceding the first Annual Processing Date;

   (b) Each subsequent Policy Year is the period beginning on an Annual Processing Date and ending on the Valuation Date immediately preceding the next Annual Processing Date.

The term "PREMIUM" is as defined in Section 7.

The term "PROCESSING DATE" means the first day of a policy month. A policy month shall begin on the day in each calendar month that corresponds to the day of the calendar month on which the Date of Issue occurred. If the Date of Issue is the 29th, 30th, or 31st day of a calendar month, then for any calendar month that has fewer days, the first day of the policy month will be the last day of such calendar month. The Date of Issue is not a Processing Date.

The term "SECTION 9 CHARGES" means the Monthly Deductions from Account Value, described in Section 9.

The term "SEPARATE ACCOUNT", unmodified, means a separate investment account, established by us pursuant to applicable law, in which you are eligible to invest under this policy.

The term "SERIES FUND" means a series type mutual fund registered under the Investment Company Act of 1940 as an open-end diversified management investment company.

The term "SERVICING OFFICE" means the Company's Office which administers this policy. As of the policy's Date of Issue, the address of the Servicing Office is as shown on the back cover of this policy. The address may be changed from time to time by us. We will send written notice of any such change to your last known address.

The term "SUBACCOUNT" means a Variable Account or a Fixed Account.

The term "VALUATION DATE" means any date on which we are open for business, the New York Stock Exchange is open for trading, and on which a Series Fund values the shares of its Funds.

The term "VALUATION PERIOD" means the period of time from the beginning of the day following a Valuation Date to the end of the next following Valuation Date.

The term "VARIABLE ACCOUNT" means each division, with a specific investment objective, of a Separate Account. The assets of each Variable Account are invested solely in shares of the corresponding Fund of a Series Fund.

The terms "WE", "US", and "OUR" refer only to the Company.

The term "WRITTEN NOTICE" means, unless otherwise stated, a written notice received at our Servicing Office or, if permitted by our administrative practices, an electronic mail message ("e-mail") received by us at the internet address specified by us for receipt of such messages.

The terms "YOU" and "YOUR" refer only to the Owner of this policy.

--------------------------------------------------------------------------------
4. SUM INSURED
--------------------------------------------------------------------------------
Sum Insured is equal to the Total Sum Insured at Issue shown in Section 1 until changed. Scheduled increases in any Additional Sum Insured are elected on the application. After the first Policy Year, unscheduled changes to Basic Sum Insured and Additional Sum Insured may also be made. An unscheduled change may be requested by written notice to us while the Insured is alive and the Policy is in force. We reserve the right to limit the number of such unscheduled changes to one per Policy Year. We also reserve the right to limit the maximum and minimum amounts of unscheduled changes. All requested changes will be subject to our approval.

INCREASE IN TOTAL SUM INSURED

The Total Sum Insured equals the sum of the Basic Sum Insured and any Additional Sum Insured, subject to the provisions on withdrawals in Section 11. As a condition of our approval of any unscheduled increase in Total Sum Insured, we may require evidence of insurability satisfactory to us. A minimum premium payment may also be required. When a requested change becomes effective, and if required by our then current rules, a change in future Planned Premiums will automatically be effected to comply with those rules. Any change will be effective on the next Processing Date after our approval. A charge will apply for any increase in Basic Sum Insured. The charge will be based on the Insured's Age on the effective date of such increase and will be calculated in accordance with the applicable Table of Rates shown in Section 2.

REDUCTION OF TOTAL SUM INSURED

You may request a reduction in Total Sum Insured while this policy is in force. Unless you request otherwise in writing, and our administrative rules then in effect allow, any reduction in the Total Sum Insured will be implemented by first reducing any Additional Sum Insured. Upon written request, however, we will first reduce Basic Sum Insured, provided such Basic Sum Insured reduction is permitted by our administrative rules then in effect. Without our prior approval, the Basic Sum Insured cannot be reduced below the minimum as shown in
Section 1. Any reduction in Additional Sum Insured or Basic Sum Insured will be effective on the next Processing Date after our approval.

--------------------------------------------------------------------------------
5. DEATH BENEFIT
--------------------------------------------------------------------------------

The Death Benefit is payable if (i) the Insured dies prior to the Surrender Date while the policy is in force and (ii) we receive due proof of death prior to the payment of the Surrender Value. The Death Benefit will equal the death benefit of the policy minus any indebtedness on the date of death. We will also deduct any unpaid charges under Section 9. In addition, if the Insured dies during a grace period as described in Section 8, we will also deduct the amount of any unpaid default payment described in that section.

The death benefit of the policy depends in part on which of the following Options is in effect. The Option as of the Date of Issue is selected in the application for the policy.

The determination of the death benefit under each of these Options will be affected by withdrawals as described in Section 11.

   OPTION A: LEVEL DEATH BENEFIT: The death benefit of the policy is the greater of: (i) the Total Sum Insured; and (ii) the Account Value on the date of death times the applicable Death Benefit Factor shown in Section 2.

   OPTION B: VARIABLE DEATH BENEFIT: The death benefit of the policy is the greater of: (i) the Total Sum Insured plus the Account Value on the Date of Death; and (ii) the Account Value on the date of death times the applicable Death Benefit Factor shown in Section 2.

CHANGE OF DEATH BENEFIT OPTION

You may change from Option B to Option A on any policy anniversary, subject to our administrative rules then in effect. We may require evidence of insurability satisfactory to us for a change in Options. At the time a new Option takes effect, the Death Benefit under the new Option will be the same as it was under the old Option. A change from Option B to Option A will therefore increase the Additional Sum Insured by the Account Value at the time the new Option takes effect.

--------------------------------------------------------------------------------
6. CHANGES AT AND AFTER AGE 100 ADJUSTMENT DATE
--------------------------------------------------------------------------------

If this policy is in force on the Age 100 Adjustment Date, the following changes will apply.

DEATH BENEFIT
On the Age 100 Adjustment Date, Death Benefit Options A and B described above will cease to apply. We will automatically set the Additional Sum Insured equal to zero, and discontinue deduction of the Section 9 charges from the Account Value. As a result of such changes, the death benefit of the policy will thereafter be equal to the greater of (a) the Basic Sum Insured plus a portion of the Account Value on the date of death of the Insured and (b) the Account Value. In (a) above, the portion of the Account Value added to the Basic Sum Insured will be the lesser of the Account Value in effect immediately before the Age 100 Adjustment Date, and the Additional Sum Insured in effect immediately before the Age 100 Adjustment Date.

ALLOCATIONS
On the Age 100 Adjustment Date, we will automatically transfer any Account Value in Variable Accounts to the Fixed Account. No further transfers of Account Value will be permitted out of the Fixed Account.

INDEBTEDNESS
On the Age 100 Adjustment Date, indebtedness, if any, will continue to be deducted from the death benefit of the policy.

PREMIUM
On the Age 100 Adjustment Date, no further premium payments will be accepted.

--------------------------------------------------------------------------------
7. PAYMENTS
--------------------------------------------------------------------------------

Payments under the policy shall be made only to us at our Servicing Office. If payments are not being made on an electronic basis, a premium reminder notice for Planned Premiums, as shown in the application for the policy, will be sent to you at the beginning of each payment interval.

When we receive a payment, we first deduct any amount specified as payment of accrued interest on loans then due under Section 10 and any amount specified as loan repayment. The remainder will constitute Premium. We then deduct the applicable Deductions from Premium Payments (maximum amounts are shown in Section 1). The remainder will constitute Net Premium. If coverage under the policy takes effect in accordance with the provisions of the application, we will process any premium payment as of the end of the Valuation Period in which the payment is received at our Servicing Office, unless one of the following exceptions applies:

(i) we will process a payment received prior to the Date of Issue as if received on the Date of Issue;

(ii) we will process the portion of any premium payment for which we require evidence of the Insured's continued insurability on the first Valuation Date after we have received such evidence and found it satisfactory to us;

(iii) the policy will not be in effect until the Minimum Initial Premium is received;

(iv) if our receipt of any premium payment (or portion thereof) would cause a problem for the policy to qualify as a "life insurance contract" under the Federal income tax laws, we will not process such payment or portion. However, in the case of certain other tax problems, we will process the payment or portion on the first Valuation Date after we have received written instructions satisfactory to us from you to process such payment or portion notwithstanding the existence of the tax problem.

Premiums are payable in advance and a premium receipt will be furnished upon request.

Subject to our maximum limits, you may pay Premiums in excess of the Planned Premium while the policy is in force. We may require evidence of insurability for any such excess premium that results in an increase in the death benefit.

THE FOLLOWING APPLIES IF THE TAX TEST ELECTED FOR FEDERAL INCOME TAX PURPOSES IS "GUIDELINE PREMIUM TEST", AS SHOWN IN SECTION 1.

The provisions of this policy are to be interpreted to ensure or maintain qualification as a life insurance contract for federal tax purposes, notwithstanding any other provisions to the contrary. If at any time the premiums paid under the Policy exceed the amount allowable for such tax qualification, such excess amount shall be removed from the policy as of the date of its payment, together with interest thereon from such date, and any appropriate adjustment in the Death Benefit shall be made as of such date. This excess amount (plus or minus any interest) shall be refunded to you no later than 60 days after the end of the applicable Policy Year. If this excess amount (plus or minus any interest) is not refunded by then, the Sum Insured under the policy shall be increased retroactively so that at no time is the Death Benefit ever less than the amount necessary to ensure or maintain such tax qualification. In no event, however, will we refuse to accept any premium necessary to prevent the policy from terminating.

THE FOLLOWING APPLIES IF THE TAX TEST ELECTED FOR FEDERAL INCOME TAX PURPOSES IS "CASH VALUE ACCUMULATION TEST", AS SHOWN IN SECTION 1.

We reserve the right to modify the Death Benefit Factors shown in Section 2, retroactively if necessary, to ensure or maintain qualification of this policy as a life insurance contract for Federal tax purposes, notwithstanding any other provisions of this policy to the contrary.

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8. GRACE PERIOD
--------------------------------------------------------------------------------

DATE OF DEFAULT
On each Grace Period Testing Date, we will determine if the total of all unpaid
Section 9 charges as of such date exceeds the Account Value as of such date. If that is the case, then the Basic Sum Insured, any Additional Sum Insured, and any rider benefits will be in default as of the Grace Period Testing Date. Such date will be the Date of Default.

DEFAULT PAYMENT
The "Default Payment" is the minimum amount you must pay to cure the default. The Default Payment includes (i) the amount by which all unpaid Section 9 charges exceeds the Account Value on the Date of Default, plus (ii) all deductions from Premium Payments (as described in Section 7) on the Date of Default, plus (iii) all Section 9 charges for the next two Processing Dates, where such charges are assumed to be equal to those calculated on the Date of Default.

NOTICE DATE
We will send notice to your last known address and to the last known address of any assignee of record with us within 31 days from the Date of Default specifying the Default Payment that you must make to cure the default. The date we send such notice will be the Notice Date. You will have a grace period of 31 days from the Notice Date to remit the Default Payment.

IF PAYMENT RECEIVED
If there is a default and a payment at least equal to the Default Payment is remitted by the end of the grace period, there will no longer be a default. Any payment received will be processed as of the date of receipt at our Servicing Office. When payment is received, any charges which are past due and unpaid will be deducted from the Account Value.

IF PAYMENT NOT RECEIVED
If there is a default and a payment at least equal to the Default Payment is not remitted by the end of the grace period, then the policy will lapse and will no longer be in force. Upon lapse, the remaining Surrender Value, if any, will be paid to the Owner.

If the Insured dies during the grace period, we will deduct from the proceeds all charges due and unpaid as of the date of the Insured's death.

The policy may also terminate due to Excess Indebtedness as described in Section
10. No rider provisions will be in effect after the policy ceases to be in force.

--------------------------------------------------------------------------------
9. ACCOUNT VALUE
--------------------------------------------------------------------------------

The Account Value as of the end of any Valuation Period is derived as follows:

     (a) We will determine the value of each Subaccount as of the close of business on the last day of the Valuation Period in accordance with
          Section 13. (Call our Servicing Office to determine when the "close of business" currently occurs.)

     (b) We will then determine the share of this policy in each Subaccount and the total value of such shares.

     (c)  We will then add any amount of Loan Assets, as defined in Section 10.

     (d) We will then add any Net Premium received during the Valuation Period to the value derived in (c) above.

     (e) If applicable, we will then compute and deduct all Section 9 charges in the manner specified in this section.

NUMBER OF SHARES IN VARIABLE ACCOUNTS
When transactions are made which affect a Variable Account, dollar amounts are converted to number of shares. The number of shares for a transaction is determined by dividing the dollar amount of the transaction by the unit value of the Variable Account as of the end of the Valuation Period in which the transaction occurs.

The number of shares increases when:

     (a) any portion of a Net Premium is credited to that Variable Account;
     (b) transfers from the Fixed Account or other Variable Accounts are credited to that Variable Account; or
     (c) any portion of a loan is repaid to that Variable Account.

The number of shares in a Variable Account decreases when:

     (a) any portion of a loan is taken from that Variable Account;
     (b) any portion of the charges described in this Section 9 is deducted from that Variable Account;
     (c) any portion of a partial withdrawal is made from that Variable Account; or
     (d) a transfer is made from that Variable Account to the Fixed Account or other Variable Account.

UNIT VALUE OF VARIABLE ACCOUNTS

The unit value will vary from Valuation Date to Valuation Date to reflect the investment performance of the Variable Account. The unit value in any Variable Account is $10.00 (ten dollars) on the first Valuation Date for the Variable Account. The unit value at the end of any subsequent Valuation Period is equal to the unit value at the end of the preceding Valuation Period multiplied by the Net Investment Factor for that Variable Account for that Valuation Period.

NET INVESTMENT FACTOR

The Net Investment Factor is determined for each Variable Account for each Valuation Period. The Net Investment Factor equals the amount of investment income and capital gains and losses (realized and unrealized) of the Variable Account, reduced by any amount charged against the Variable Account for taxes paid, divided by the total assets of the Variable Account at the beginning of the Valuation Period.

MONTHLY DEDUCTIONS FROM ACCOUNT VALUE ("SECTION 9 CHARGES")

We will deduct from the Account Value on each applicable Processing Date, an amount not to exceed the Monthly Deductions from Account Value shown in Section 1 and as described below.

On the Date of Issue and on every Processing Date, we will deduct, in order, each of the charges (a) through (f) from the Account Value, where:

     (a)  is the Asset-Based Risk Charge;

     (b)  is the Issue Charge, if any;

     (c)  is the Administrative Charge;

     (d) is the sum of the charges for Riders which are part of the policy, if any, provided such charges are deducted from the Account Value;

     (e)  is the sum of all charges for ratings, if applicable; and

     (f)  is the Cost of Insurance Charge, as described below.

The Cost of Insurance Charge on the Date of Issue or on any Processing Date is the charge: (i) for the Net Amount at Risk; (ii) for any applicable riders which are part of the policy; and (iii) for all ratings, if applicable. The charge for the Net Amount at Risk is an amount equal to the applicable Applied Monthly Rate multiplied by the Net Amount at Risk on the Date of Issue or such Processing Date as the case may be. Each Cost of Insurance Charge is deducted in advance of the insurance coverage to which it applies.

The Net Amount at Risk is the amount determined by subtracting (a) from the greater of (b) or (c) where:

     (a) is the Account Value at the end of the immediately preceding Valuation Period less all charges due on the Date of Issue or Processing Date;

     (b) (i) is the Total Sum Insured divided by 1.0032737 for death benefit Option A; or (ii) is the Total Sum Insured divided by 1.0032737, plus the Account Value for death benefit Option B; and

     (c) is the amount defined in (a) multiplied by the applicable Death Benefit Factor shown in Section 2.

The Applied Monthly Rates are the actual rates used to calculate the Cost of Insurance Charge. We will determine the Applied Monthly Rates to be used for this policy. . The Applied Monthly Rates will be based on our expectations of future mortality, persistency, investment earnings, and expense experience and will never be greater than the Maximum Monthly Rates shown in Section 2 divided by 1,000. They will be reviewed at least once every 5 Policy Years. Any change in Applied Monthly Rates will be made on a uniform basis for insureds of the same sex, Issue Age, and premium class, including smoker status, and whose policies have been in force for the same length of time.

--------------------------------------------------------------------------------
10. LOANS
--------------------------------------------------------------------------------

You may borrow money from us on receipt at our Servicing Office of a completed form satisfactory to us assigning the policy as the only security for the loan.

Loans may be made if a Loan Value is available. Each loan must be for at least $1,000. We may defer loans as provided by law. However, we will not defer loans for more than six months, and will not defer loans that are applied to pay premiums on policies with us. Loans, except those used to pay premiums on policies with us, may not be made if the policy is in the grace period as described in Section 8.

The Loan Value while the policy is in force will be an amount equal to (i) the Account Value, less (ii) 12 times the monthly charges then being deducted from the Account Value, less (iii) indebtedness less (iv) an amount determined as follows:

     .  deduct (ii) above from (i) above;

     . multiply the result by .75% in Policy Years 1 through 10, and .25% thereafter.

Values will be determined, subject to Section 20, at the end of the Valuation Period in which the loan application is received at our Servicing Office.

The interest charged on any loan will be at an effective annual rate of 3.75% for years 1-10, 3.5% for years 11-20, and 3.25% thereafter. Loan interest will accrue and be added to the loan daily and will bear interest from the date of accrual. Loan interest will be payable on each Annual Processing Date and on the date the loan is settled. Interest may be paid in advance at the equivalent effective rate. A loan may be repaid in full or in part at any time before the Insured's death, and while the policy is in force.

Loan Assets are the total of all loans advanced plus interest credited on each loan amount measured from the date of the loan. When a loan is made, the amount of the loan will be transferred to Loan Assets. The interest rate credited to Loan Assets is fixed. The interest credited to Loan Assets will be added to the loan daily and will bear interest from that date at the same rate. The effective annual rate of interest credited to Loan Assets is 3%. The amount transferred to Loan Assets will be removed from the Subaccounts in proportion to your policy investment in each Subaccount on the date such loan is made (unless our then current rules allow you to designate different proportions in your loan request and you in fact do so). Upon loan repayment, the same proportionate amount of the entire loan as was borrowed from the Fixed Account will be repaid to the Fixed Account. The remainder of the loan repayment will be allocated to the appropriate Subaccounts as stipulated in the current Subaccount Investment Option (unless our then current rules allow you to designate a different allocation with your repayment and you in fact do so).

EXCESS INDEBTEDNESS

"Excess Indebtedness" is the amount, if any, by which indebtedness exceeds Account Value. If Excess Indebtedness occurs on any date, the policy, including all policy benefits (i.e., the Basic Sum Insured, any Additional Sum Insured, and any rider benefits), will be in default as of the date in question. We will send notice of Excess Indebtedness to your last known address and to the last known address of any assignee of record with us. The policy will terminate on the 31st day after we send such notice if Excess Indebtedness is not repaid to us by that date.

--------------------------------------------------------------------------------
11. SURRENDERS AND WITHDRAWALS
--------------------------------------------------------------------------------

We will determine the Surrender Value of the policy if we receive written notice requesting full surrender of this policy while this policy is in force. We will process the request and pay the Surrender Value only if we have not received due proof that the Insured died prior to the Surrender Date. The Surrender Value will be calculated as of the Surrender Date. The Surrender Date is the end of the day in which we have received at our Servicing Office written notice requesting full surrender of this policy. We reserve the right to defer payment of the Surrender Value for a period of six months.

While the policy is in force, the Surrender Value will be an amount equal to the Account Value less any indebtedness.

You may request a withdrawal of part of the Surrender Value in accordance with our rules then in effect. The amount of the withdrawal will be removed from the Account Value. For each withdrawal, we reserve the right to make a charge to the Account Value of an amount not to exceed $20. Generally, each withdrawal must be at least $1,000. No withdrawal can be made unless the resulting Total Sum Insured is at least equal to the Minimum Total Sum Insured shown in Section 1 and the resulting Surrender Value is equal to or greater than three times the
Section 9 charges at the time of withdrawal.

All amounts withdrawn will be subtracted will be subtracted from your Account Value. Further, your Death Benefit will be affected as follows:

       . With respect to determining the death benefit under Option A, the Total Sum Insured will be reduced by the total of all withdrawals. Unless you request otherwise in writing, and our administrative rules then in effect allow, withdrawals will reduce, dollar for dollar, any Additional Sum Insured until exhausted and then Basic Sum Insured. Upon written request, however, we will reduce Basic Sum Insured, provided such Basic Sum Insured reduction is permitted by our administrative rules then in effect. If the Death Benefit Factor is in effect, the withdrawals will reduce the Death Benefit of the policy by the amount withdrawn times the Death Benefit factor until the Death Benefit Factor is not in effect. Your Death Benefit will continue to be determined in accordance with Sections 5 and 6, subject to these provisions.
       . With respect to determining the death benefit of the policy under Death Benefit Option B (Variable Death Benefit), an amount equal to any withdrawal and its related charge will be deducted from the Account Value. Withdrawals will not affect the Total Sum Insured. Your Death Benefit will continue to be determined in accordance with Sections 5 and 6.

--------------------------------------------------------------------------------
12. BASIS OF COMPUTATIONS
--------------------------------------------------------------------------------

Minimum surrender values, reserves and net single premiums referred to in the policy, if any, are computed on the basis of the Commissioners 1980 Standard Ordinary Sex-distinct Aggregate Mortality Tables with percentage ratings, if applicable, and based on the underwriting class of the Insured on the Date of Issue. The computations are made using interest at the rate of 3% a year and using continuous functions.

The Account Value while the policy is in force is computed as described in
Section 9. The values are not less than the minimum values under the law of that jurisdiction. Any values, reserves and premiums applicable to any provision for an additional benefit shall be specified in the provision and have no effect in determining the values available under the provisions of this Section 12.

--------------------------------------------------------------------------------
13. SEPARATE ACCOUNT AND FIXED ACCOUNT
--------------------------------------------------------------------------------

We will allocate Net Premiums, other credits, and charges to the Variable Accounts and the Fixed Accounts in accordance with Section 14. We will allocate a proportional share of the investment results of the Variable Accounts to your policy. We also reserve the right to make a charge for any applicable income taxes.

The assets of the Variable Accounts will be invested in shares of corresponding Funds of a Series Fund. The Funds will be valued at the end of each Valuation Period at a fair value in accordance with applicable law. We will deduct liabilities attributable to a Variable Account when determining the value of a Variable Account. The Variable Accounts available on the Date of Issue of this policy are shown in the Prospectus for this policy, along with any investment management fees and other expenses associated with the corresponding Funds.

The assets of the Separate Account are the property of the Company. They shall be available to cover liabilities of our general account only to the extent that the assets of the Separate Account exceed the liabilities of the Separate Account arising under the variable life insurance policies supported by the Separate Account.

We reserve the right to make certain changes if, in our judgment, they would best serve the interests of the owners of policies such as this or would be appropriate in carrying out the purposes of such policies. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and approval from any appropriate regulatory authority.

Examples of the changes we may make include the following:

     (a) To operate a Separate Account in any form permitted under the Investment Company Act of 1940, or in any other form permitted by law.

     (b) To take any action necessary to comply with or obtain and continue any exemptions from the Investment Company Act of 1940.

     (c) To transfer any assets in a Variable Account to another Variable Account, or to add, combine or remove Subaccounts.

     (d) To substitute, for the investment company shares held in any Subaccount, another class of shares of the investment company or the shares of another investment company or any other investment permitted by law.

     (e) To make any other necessary technical changes in this policy in order to conform with any action this provision permits us to take.

--------------------------------------------------------------------------------
14. ALLOCATION TO SUBACCOUNTS
--------------------------------------------------------------------------------

Any Net Premium credited to the Account Value prior to the 20th day after the Date of Issue will automatically be invested in the Money Market Subaccount. On the 20th day after the Date of Issue (or on the date such Net Premium is received, if later), we will reallocate the amount in the Money Market Subaccount attributable to any such Net Premium in accordance with the Subaccount Investment Option then in effect. We will allocate all other Net Premiums and all other credits among the Subaccounts in accordance with the Subaccount Investment Option then in effect. The initial Subaccount Investment Option is chosen in the application. You may elect to change the Subaccount Investment Option at any time. A change will be effective at the end of the Valuation Period in which we receive notice satisfactory to us. We reserve the right to impose a limit on the number and frequency of such changes. All percentages you elect must be whole numbers. The minimum percentage that may be allocated to any Subaccount and the maximum number of Subaccounts in which assets may be held will be subject to our administrative rules in effect at the time of election. Unless we agree otherwise, we will allocate any charges under
Section 9 among the applicable Subaccounts in proportion to the value of your policy investment in each Subaccount on the date of the charge.

ACCOUNT TRANSFER RESTRICTIONS

General Restrictions

Subject to the limitations in this Section and in Section 6, you may elect to transfer amounts among the Subaccounts at any time while the policy is in force. We reserve the right to (i) impose limits on the number of such transfers in any Policy Year to any number greater than 12, (ii) impose a limit on the frequency of such transfers (monthly), and (iii) impose a charge for each transfer that exceeds the annual limit in any Policy Year. Such charge will not exceed $25 per transfer. A transfer will be effective at the end of the Valuation Period in which we receive notice satisfactory to us. The maximum number of Subaccounts in which assets may be held will be subject to our rules in effect at the time of transfer.

Restrictions on Transfers to or from Subaccounts

Without our prior approval, the maximum amount that may be transferred to or from a Subaccount in any Policy Year is $1,000,000.

Restrictions on Transfers to and from a Fixed Account

At any time during the first two Policy Years, you may elect to transfer all assets held in the Variable Accounts to a Fixed Account. No charge will be made for any such transfer, regardless of the number of transfers previously made. We reserve the right to impose restrictions on the number, frequency and amount of transfers (i) into any Fixed Account after the first two Policy Years and (ii) out of any Fixed Account at any point in time. The restrictions may be different for different Fixed Accounts and may be modified or waived from time to time. Any change in a restriction that applies to an existing policy class will be applied uniformly to all policyholders within that policy class. We may defer the transfer of amounts out of any Fixed Account for up to 6 months after the date your election would have been effective.

--------------------------------------------------------------------------------
15. INVESTMENT POLICY CHANGE
--------------------------------------------------------------------------------

The investment policy of the Variable Accounts shall not be materially changed unless a statement of the change is filed with any jurisdiction requiring such a filing. In the event of such a change in investment policy, and while this policy is in force, you may elect a transfer in accordance with Section 14 within 60 days after (i) the effective date of the material change or (ii) the receipt of a notice of such change and the available options, whichever is later. No charge will be made for any such transfer (regardless of the number of transfers previously made). Any such transfer will be effective as of the end of the Valuation Period in which we receive the notice.

--------------------------------------------------------------------------------
16. REPORTS TO OWNER
--------------------------------------------------------------------------------

While the policy is in force, we will send you a statement at least annually and for no charge, setting forth the following information:

(a) The Death Benefit, in accordance with the Death Benefit Option elected, and the Account Value, both as of the date of the report;

(b) Payments received and charges made since the last report;

(c) Withdrawals since the last report; and

(d) Loan information.

On request, we will furnish a report of projected future values. We may charge a reasonable fee, not to exceed $50, for such report. We will furnish any other reports that may be required by law or regulation.

--------------------------------------------------------------------------------
17. REINSTATEMENT
--------------------------------------------------------------------------------

If the policy lapses in accordance with the Grace Period provision (Section 8), the policy may be reinstated within 3 years after the beginning of the grace period, provided the policy has not been surrendered for its Surrender Value.

The requirements for reinstatement are as follows.
       (l)  We must receive written application for reinstatement.
       (2) We must receive evidence of insurability satisfactory to us for the Insured, and for those insureds under any rider that you wish to reinstate.
       (3) We must receive a sufficient premium payment in order to reinstate the policy. Such premium payment must be at least equal to (i) the sum of all unpaid Deductions from Premium Payments described in
            Section 7, and all unpaid Deductions from Account Value described in
            Section 9, plus interest from the date due up to and including the date of reinstatement, at an annual effective rate of 6%, compounded annually, plus (ii) the sum of all Section 9 charges for the three Processing Dates next following the date of reinstatement, where the
            Section 9 charges are assumed to be equal to the charges applicable on the Date of Default.

Requirements (2) and (3) must be satisfied within 60 days after the date we receive the application for reinstatement.

On the date of reinstatement of the policy (i) the death benefit of the policy will be the same as if no lapse had occurred and, (ii) unless any loans outstanding during the grace period are paid in full, the policy will have indebtedness equal to any indebtedness during the grace period.

The Account Value on the date of reinstatement of the policy will be the payment received in connection with the reinstatement less the sum of all Section 9 charges that would have been made from the date of lapse to the date of reinstatement if the policy had not lapsed and less interest on each such charge at an effective annual rate of 6%, compounded annually, from the date such charge would have been due up to and including the date of reinstatement.

The Suicide Exclusion and Incontestability provisions will apply from the effective date of reinstatement. If the policy has been in force for two years during the lifetime of the Insured, it will be contestable only as to statements made in the reinstatement application.

If the policy terminates due to Excess Indebtedness, as described in Sections 8 and 10, without our prior approval the policy may not be reinstated.

--------------------------------------------------------------------------------
18. OWNER AND BENEFICIARY
--------------------------------------------------------------------------------

The Owner and the Beneficiary will be as shown in the application unless you change them or they are changed by the terms of this provision.

You shall have the sole and absolute power to exercise all rights and privileges without the consent of any other person unless you provide otherwise by written notice.

If there is no surviving Beneficiary upon the death of the Insured, you will be the Beneficiary, but if you were the Insured, your estate will be Beneficiary.

While the Insured is alive, you may change the Owner and Beneficiary by written notice. You may also revoke any change of Owner prior to its effective date by written notice. No change or revocation will take effect unless we acknowledge receipt on the notice. If such acknowledgment occurs, then (i) a change of Beneficiary will take effect on the date the notice is signed, and (ii) a change or a revocation of Owner will take effect as of the date specified in the notice, or if no such date is specified, on the date the notice is signed. A change or revocation will take effect whether or not you or the Insured is alive on the date we acknowledge receipt. A change or revocation will be subject to the rights of any assignee of record with us and subject to any payment made or other action taken by us before we acknowledge receipt.

--------------------------------------------------------------------------------
19. INTEREST ON PROCEEDS
--------------------------------------------------------------------------------

We will pay interest on proceeds paid in one sum in the event of the Insured's death from the date of death to the date of payment. The rate will be the same as declared for Option 1 in Section 27, Settlement Provisions, or such greater rate as is required by law.

--------------------------------------------------------------------------------
20. DEFERRAL OF DETERMINATIONS AND PAYMENTS
--------------------------------------------------------------------------------

We reserve the right to defer payment of the Surrender Value from the Fixed Account for a period of up to six months.

During any period when the New York Stock Exchange is closed for trading (except for normal holiday closings) or when the Securities and Exchange Commission ("the SEC") has determined that a state of emergency exists which may make payment impractical, or the SEC by order permits postponement for the protection of our policyholders, we reserve the right to do the following:

    (1) To defer determination of the Account Value, and if such determination has been deferred, to defer:

          (a) determination of the values for a loan as of the end of the day we receive the loan application at our Servicing Office, and payment of the loan; and

          (b) payment or application of any Death Benefit in excess of the Total Sum Insured.

    (2) To defer determination, application, processing or payment of a Surrender Value or any other policy transaction dependent upon Account Value.

A deferral, as described above, will be applicable only if any portion of the Account Value is invested in a Variable Account.

Except as provided in this provision we will make payment of the Death Benefit, any Surrender Value, any withdrawal, or any loan amount within 7 days of the date it becomes payable.

--------------------------------------------------------------------------------
21. CLAIMS OF CREDITORS
--------------------------------------------------------------------------------

The proceeds and any income payments under the policy will be exempt from the claims of creditors to the extent permitted by law. These proceeds and payments may not be assigned or withdrawn before becoming payable without our agreement.

--------------------------------------------------------------------------------
22. ASSIGNMENT
--------------------------------------------------------------------------------

Your interest in this policy may be assigned without the consent of any revocable Beneficiary. Your interest, any interest of the Insured and of any revocable Beneficiary shall be subject to the terms of the assignment.

We will not be on notice of any assignment unless it is in writing, nor will we be on notice until a duplicate of the original assignment has been filed at our Servicing Office. We assume no responsibility for the validity or sufficiency of any assignment.

--------------------------------------------------------------------------------
23. INCONTESTABILITY
--------------------------------------------------------------------------------

This policy, except in the case of non-payment of premium, reinstatement, policy change requiring evidence of insurability, or fraud, shall be incontestable after it has been in force during the lifetime of the Insured for two years from its Date of Issue.

In the case of reinstatement or any policy change requiring evidence of insurability, the contestable period shall be two years from the effective date of such reinstatement or policy change.

Any increase in Death Benefit under Section 4 or Section 7 that is subject to evidence of insurability shall be considered a policy change for purposes of this Section.

--------------------------------------------------------------------------------
24. MISSTATEMENTS
--------------------------------------------------------------------------------

If the age or sex of the Insured has been misstated, we will adjust the Basic Sum Insured, any Additional Sum Insured, and every other benefit to that which would have been purchased at the correct age or sex by the most recent Cost of Insurance charge deducted under Section 9.

--------------------------------------------------------------------------------
25. SUICIDE EXCLUSION
--------------------------------------------------------------------------------

If the Insured commits suicide, while sane or insane, within 2 years from the Date of Issue, the policy will terminate on the date of such suicide and we will pay (in place of all other benefits, if any) an amount equal to the Premiums paid less the amount of any indebtedness on the date of death and less any withdrawals under Section 11. If the Insured commits suicide, while sane or insane, after 2 years from the Date of Issue and within 2 years from the effective date of any increase in the Death Benefit resulting from any payment of Premium we are authorized to refuse under Section 7, the benefits payable under the policy will not include the amount of such Death Benefit increase but will include the amount of such Premium.

--------------------------------------------------------------------------------
26. THE CONTRACT
--------------------------------------------------------------------------------

The written application for the policy is attached at issue. The entire contract between the applicant and us consists of the policy, such application, and any riders and endorsements. However, additional written requests or applications for policy changes or acceptance of excess payment under Section 7 may be submitted to us after issue and such additional requests may become part of the policy. All statements made in any application shall, in the absence of fraud, be deemed representations and not warranties. We will use no statement made by or on behalf of the Insured to defend a claim under the policy unless it is in a written application. Policy Years, policy months, and policy anniversaries are measured from the Date of Issue.

Any reference in this policy to a date means a calendar day ending at midnight local time at our Servicing Office.

An exchange of this policy for a new policy on a different plan may be made by agreement between you and us in accordance with our published rules in effect at that time.

We reserve the right to make any changes necessary in order to keep this policy in compliance with any changes in federal or state tax laws. Other changes in this policy may be made by agreement between you and us. Only the President, Vice President, the Secretary, or an Assistant Secretary of the Company has authority to waive or agree to change in any respect any of the conditions or provisions of the policy, or to extend credit or to make an agreement for us.

--------------------------------------------------------------------------------
27. SETTLEMENT PROVISIONS
--------------------------------------------------------------------------------
OPTIONAL METHODS OF SETTLEMENT

In place of a single payment, an amount of $1,000 or more payable under the policy as a benefit or as the Surrender Value, if any, may be left with us, under the terms of a supplementary agreement. The agreement will be issued when the proceeds are applied through the choice of any one of the options below, or any additional options we, in our sole discretion, may make available after issue. We shall at least annually declare the rate of interest or amount of payment for each option. Such declaration shall be effective until the date specified in the next declaration.

OPTION 1--Interest Income at the declared rate but not less than 3% a year on proceeds held on deposit. The proceeds may be paid or withdrawn in whole or in part at any time as elected.

OPTION 2A--Income of a Specified Amount, with payments each year totaling at least 1/12th of the proceeds, until the proceeds plus interest is paid in full. We will credit interest on unpaid balances at the declared rate but not less than 3% a year.

OPTION 2B-- Income for a Fixed Period with each payment as declared but not less than that shown in the Table for Option 2B.

OPTION 3-- Life Income with Payments for a Guaranteed Period, with each payment as declared but not less than that shown in the Table for Option 3. If the Payee dies within that period, we will pay the present value of the remaining payments. In determining present value, we will use the same interest rate used to determine the payments for this option.

OPTION 4-- Life Income without Refund at the death of the Payee of any part of the proceeds applied. The amount of each payment shall be as declared but not less than that shown in the Table for Option 4.

OPTION 5-- Life Income with Cash Refund at the death of the Payee of the amount, if any, equal to the proceeds applied less the sum of all income payments made. The amount of each payment shall be as declared but not less than that shown in the Table for Option 5.

You may choose an option by written notice to us: (a) while the Insured is alive; and (b) before the proceeds become payable. If you have made no effective choice, the Payee may make one by written notice within: (a) 6 months after the death of the Insured; or (b) 2 months after the date on which the proceeds, if any, are payable in any case except death.

Your annuity payment for Options 1, 2A, and 2B will be the greater of (a) the rate guaranteed in the policy or (b) the current rate (declared annually) by the Company. For Options 3, 4, and 5, once annuity payments have begun, the amount of the annuity payments will not change.

No choice of an option may provide for payments of less than $50.00. The first payment will be payable as of the date the proceeds are applied, except that under Option 1 it will be payable at the end of the first payment interval.

The Payee under an option shall be the Insured, if living, and otherwise the Beneficiary.

No option may be chosen without our consent if the proceeds are payable: (1) in any case, except death, before the policy has been in force on the same plan for at least 5 years; or (2) in any case to an executor, administrator, trustee, corporation, partnership, association, or assignee.

A Payee may, by written notice, name and change a Contingent Payee to receive any final amount that would otherwise be payable to the Payee's estate.

TABLE FOR SETTLEMENT OPTIONS 2B, 3, 4, AND 5

(MONTHLY PAYMENTS FOR EACH $1,000 OF PROCEEDS APPLIED)

-----------------------------------------------------------------------------------------------------------------
         OPTION 2B            Age of Payee on                 OPTION 3                 OPTION 4      OPTION 5
 Income for a Fixed Period     Date of First        Life Income with Guaranteed       Life Income   Life Income
                                  Payment                      Period                   without      with Cash
                                                                                        Refund         Refund
----------------------------                     -----------------------------------    Refund
Period of       Payment                              10 Years          20 Years
Years
-----------------------------------------------------------------------------------------------------------------
     1           84.46               40                3.53              3.50            3.54           3.46
     2           42.86               41                3.57              3.54            3.58           3.50
     3           28.99               42                3.62              3.58            3.63           3.54
     4           22.06               43                3.66              3.62            3.68           3.58
     5           17.91               44                3.77              3.66            3.73           3.62
     6           15.14               45                3.76              3.71            3.78           3.66
     7           13.16               46                3.82              3.75            3.83           3.71
     8           11.68               47                3.87              3.80            3.89           3.75
     9           10.53               48                3.93              3.85            3.95           3.80
     10           9.61               49                3.99              3.90            4.02           3.85
     11           8.86               50                4.05              3.95            4.08           3.91
     12           8.24               51                4.12              4.01            4.15           3.96
     13           7.71               52                4.19              4.06            4.22           4.02
     14           7.26               53                4.26              4.12            4.30           4.08
     15           6.87               54                4.34              4.18            4.38           4.15
     16           6.53               55                4.42              4.24            4.47           4.21
     17           6.23               56                4.50              4.31            4.56           4.28
     18           5.96               57                4.59              4.37            4.66           4.36
     19           5.73               58                4.69              4.44            4.76           4.44
     20           5.51               59                4.79              4.50            4.87           4.52
     21           5.32               60                4.89              4.57            4.99           4.60
     22           5.15               61                5.00              4.64            5.11           4.69
     23           4.99               62                5.12              4.71            5.25           4.78
     24           4.84               63                5.24              4.77            5.39           4.88
     25           4.71               64                5.37              4.84            5.54           4.99
     26           4.59               65                5.50              4.91            5.70           5.09
     27           4.47               66                5.64              4.97            5.87           5.21
     28           4.37               67                5.79              5.03            6.06           5.33
     29           4.27               68                5.94              5.09            6.26           5.46
     30           4.18               69                6.10              5.14            6.47           5.59
----------------------------
  Annual, Semi-annual, or            70                6.27              5.19            6.69           5.73
 quarterly payments under            71                6.44              5.24            6.94           5.88
   Option 2B are 11.839,             72                6.61              5.28            7.20           6.04
     5.963, and 2.993                73                6.79              5.32            7.48           6.20
  respectively times the             74                6.98              5.36            7.79           6.38
     monthly payments.
----------------------------
                                     75                7.16              5.38            8.11           6.56
                                     76                7.35              5.41            8.47           6.75
                                     77                7.54              5.43            8.84           6.96
                                     78                7.72              5.45            9.25           7.17
                                     79                7.91              5.46            9.69           7.39
                                     80                8.08              5.48            10.17          7.64
                                     81                8.25              5.49            10.68          7.88
                                     82                8.41              5.49            11.23          8.13
                                     83                8.56              5.50            11.82          8.43
                                     84                8.71              5.50            12.46          8.70
                                 85 & over             8.83              5.51            13.14          8.99
                            -------------------------------------------------------------------------------------
                            Options 3, 4 and 5 are available only at the ages as shown.
                            -------------------------------------------------------------------------------------

Communications about this policy may be sent to the Company's Servicing Office, which is currently at [P.O. Box 717, John Hancock Place, Boston, Massachusetts 02117].



Flexible Premium Variable Universal Life Insurance policy
Death Benefit payable at death of Insured
Not eligible for dividends
Benefits, premiums and the Premium Class are shown in Section 1.